Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of April 1, 2016, among BB&T Corporation, a North Carolina corporation (“BB&T”), National Penn Bancshares, Inc., a bank holding company incorporated in the Commonwealth of Pennsylvania (“National Penn”), and The Bank of New York Mellon Trust Company, N.A. (as successor-in-interest to JPMorgan Chase Bank) (herein, together with its successors in interest, the “Trustee”).

RECITALS

WHEREAS, National Penn and JPMorgan Chase Bank entered into that certain Indenture, dated as of February 20, 2004 (the “Original Indenture”), pursuant to which National Penn has duly authorized the issuance of its Junior Subordinated Debt Securities due April 23, 2034 (the “Debt Securities”);

WHEREAS, BB&T and National Penn entered into that certain Agreement and Plan of Merger, dated as of August 17, 2015, by and between BB&T and National Penn (the “Merger Agreement”);

WHEREAS, on the date of this Supplemental Indenture, subject to the terms and conditions of the Merger Agreement, National Penn will merge with and into BB&T, with BB&T being the surviving corporation (the “Merger”), whereupon the separate corporate existence of National Penn will cease;

WHEREAS, Section 11.02 of the Original Indenture (as amended hereby, the “Indenture”) provides that BB&T shall expressly assume, by a supplemental indenture executed and delivered to the Trustee by BB&T, the due and punctual payment of the principal of and premium, if any, and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by National Penn;

WHEREAS, Section 9.01 of the Original Indenture authorizes, without the consent of Securityholders, the execution of a supplemental indenture to evidence the succession of another corporation to National Penn, and the assumption by the successor corporation of the covenants, agreements and obligations of National Penn under the Original Indenture;

WHEREAS, National Penn has delivered to the Trustee an Officers’ Certificate stating, as applicable and subject to the terms provided therein, that this Supplemental Indenture complies with the requirements of Article IX of the Original Indenture, and an Opinion of Counsel that this Supplemental Indenture is authorized or permitted by, and conforms to the terms of Article IX and that it is proper for the Trustee under the provisions of Article IX to join in the execution of this Supplemental Indenture, and the Merger and the assumption permitted or required by the terms of Article XI of the Original Indenture comply with the provisions of Article XI of the Indenture; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

NOW, THEREFORE, in compliance with Section 11.02 of the Original Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, BB&T, National Penn and the Trustee, for the benefit of the Securityholders, agree as follows:

1.	Assumption of Payment and Performance. BB&T hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture on the part of National Penn to be performed or observed.

2.	Effect of Supplemental Indenture. Upon the execution of this Supplemental Indenture, (i) the Original Indenture has been and hereby is modified in accordance herewith; (ii) this Supplemental Indenture forms a part of the Indenture for all purposes; (iii) except as modified and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect; (iv) the Debt Securities shall continue to be governed by the Indenture; and (v) every Securityholder heretofore or hereafter under the Indenture shall be bound by this Supplemental Indenture.

3.	Notation on Debt Securities. Debt Securities authenticated and delivered on or after the date hereof shall bear the following notation, which may be printed or typewritten thereon:

“Effective April 1, 2016, National Penn Bancshares, Inc., a bank holding company incorporated in the Commonwealth of Pennsylvania (“National Penn”), was merged with and into BB&T Corporation, a North Carolina corporation (“BB&T”), with BB&T as the surviving corporation. Pursuant to the First Supplemental Indenture dated as of April 1, 2016, BB&T assumed the obligations of National Penn and the performance of every covenant and condition of the Indenture on the part of National Penn to be performed or observed.”

If BB&T shall so determine, new Debt Securities so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by BB&T and authenticated and delivered by the Trustee or the Authenticating Agent in exchange for the Debt Securities then outstanding, and thereafter the notation herein provided shall no longer be required. Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided as to any Debt Security or to exchange any Debt Security for a new Debt Security modified as herein provided shall not affect any of the rights of the holder of such Debt Security.

4.	The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by BB&T.

5.	Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law.

6.	Successors and Assigns. This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Debt Securities then outstanding.

7.	Headings. The headings used in this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.

8.	Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

BB&T CORPORATION

By:	/s/ Hal S. Johnson
Name:	Hal S. Johnson
Title:	Executive Vice President and Treasurer

NATIONAL PENN BANCSHARES, INC.

By:	/s/ Scott V. Fainor
Name:	Scott V. Fainor
Title:	President & Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor-in-interest to JPMorgan Chase Bank), not in its individual capacity, but solely as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

[Signature Page to National Penn Capital Trust III First Supplemental Indenture]